Exhibit 99.1

Contact
David Speechly, Ph.D.
Tel: (510) 749-1853
David.Speechly@celera.com

CELERA CORPORATION REPORTS THIRD QUARTER 2010 RESULTS

Celera also announces cost-saving measures, which include

a restructuring program to reduce headcount by approximately 9%

ALAMEDA, CA – November 3, 2010 – Celera Corporation (NASDAQ:CRA) today reported net revenues of $31.5 million for the third quarter of 2010 that ended September 25, 2010, compared to $40.0 million for the prior year quarter. For the third quarter of 2010, Celera reported a net loss of $8.5 million, or $0.10 per share, compared to a net loss of $7.4 million, or $0.09 per share, for the prior year quarter.

For the third quarters of 2010 and 2009, Celera recorded items that affected the comparability of results and a breakdown of these items is listed in the reconciliation table below. For the third quarter of 2010, these items increased the net loss by $2.7 million, and included a $1.0 million restructuring charge. For the third quarter of 2009, these items increased the net loss by $7.1 million, and included a $3.2 million restructuring charge.

Celera’s net loss on a non-GAAP basis, excluding the items listed in the reconciliation table below, was $5.8 million, or $0.07 per share, for the third quarter of 2010, compared to a net loss of $0.3 million, or breakeven on a per share basis, for the prior year quarter.

Celera also announced it is implementing multiple cost-saving measures, which include a restructuring program to reduce headcount by approximately 50 full-time positions, or approximately 9% of the workforce. The majority of this action includes the redeployment of resources at BHL in an effort to improve its financial profile and customer focus. The Company expects to incur charges of approximately $2.2 million in connection with this action in the fourth quarter of 2010, in addition to the $1.0 million recorded in the third quarter of 2010.

“The third quarter of 2010 was a challenging period for us as revenues declined with lower than expected sample volumes at Berkeley HeartLab,” said Kathy Ordoñez, Chief Executive Officer of Celera. “While we’re tracking to more than double revenues from our cardiovascular genetic tests, the weakness in sample volume has made us more cautious about our full-year outlook, and we have reduced 2010 guidance accordingly. As a result of the lower sample volume and corresponding revenue declines at BHL, we are taking immediate steps to downsize the less productive parts of our business as we look to streamline the Company and move back toward profitability.”

CELERA CORPORATION REPORTS THIRD QUARTER 2010 RESULTS

Financial Highlights

Celera operates through three reporting segments: a clinical laboratory testing service business conducted through Berkeley HeartLab, or BHL (Lab Services); a molecular diagnostic products business (Products); and a segment that includes other activities under corporate management (Corporate). Most of the Company’s molecular diagnostic business is conducted through distribution and royalty agreements with Abbott Molecular, a subsidiary of Abbott Laboratories. The Corporate segment includes revenues from royalties, licenses, funded collaborations and milestones related to the licensing of intellectual property and from Celera’s former small molecule and proteomic programs.

•	Revenue by segment for the third quarter of 2010 was as follows:

•

Lab Services revenue was $20.4 million compared to $24.2 million in the prior year quarter, due to lower sample volume, partially offset by a higher average price per sample as new higher value genetic tests were ordered by physicians. During the third quarter, sample volumes declined 22% over the prior year quarter and were adversely impacted by healthcare industry and competitive pressures, including the loss of business from accounts serviced by former BHL sales representatives identified in the now-settled litigation with a competitor. Third quarter results include a net reduction to revenue of $0.4 million as a result of the Company’s previously disclosed review of orders for additional testing performed on samples previously received and processed by BHL;

•

Products revenue was $9.1 million compared to $10.0 million in the prior year quarter. The decline in revenue in the third quarter of 2010 was due to lower sales of Celera-manufactured products distributed by Abbott associated with the timing of orders in the quarter, partially offset by increased royalties from sales of RealTime™ assays used on the m2000™ system; and

•

Corporate revenue was $2.0 million compared to $5.8 million in the prior year quarter. The reduction in revenue in the third quarter of 2010 was primarily due to lower licensing revenue, including the completion of payments from three licensees in the first quarter of 2010, partially offset by higher royalty revenue received from a licensee.

•

SG&A expenses for the third quarter of 2010 were $20.6 million compared to $22.6 million in the prior year quarter. Allowance for doubtful accounts in the third quarter of 2010 was $1.4 million compared to $2.6 million in the prior year quarter. Excluding the allowance for doubtful accounts, SG&A expenses for the third quarter of 2010 were $19.2 million, or 61.0% of revenues, compared to $20.0 million, or 50.0% of revenues in the prior year quarter.

•	In the third quarter of 2010, days sales outstanding were 56 compared to 57 in the second quarter of 2010.

•	R&D expenses for the third quarter of 2010 were $6.1 million compared to $6.2 million in the prior year quarter.

•

At September 25, 2010, Celera’s cash and short-term investments were approximately $316 million, compared to approximately $323 million at June 26, 2010. The June 26, 2010 balance included $4.2 million for an unsettled short-term investment purchase, which was subsequently settled in the third quarter. Excluding

CELERA CORPORATION REPORTS THIRD QUARTER 2010 RESULTS

this $4.2 million transaction, Celera’s cash and short-term investments at June 26, 2010 were approximately $319 million.

Business and Scientific Developments

•	Business Developments

•

In October, Celera appointed Michael Mercer to the position of Senior Vice President, Berkeley HeartLab, overseeing all commercial, clinical and laboratory operations functions at BHL. Prior to joining Celera, Mr. Mercer was a consultant, including a 3-month assignment at BHL. He served as the Chief Commercial Officer for BHL from 2002 - 2007. He has also held several senior marketing and sales positions in other diagnostic companies, and holds a Masters of Business Administration from the University of Southern California, CA, and a Bachelor of Business Administration in Economics from Ohio University, OH.

•	In September, Celera signed an agreement with Abbott for distribution of a CE-marked KIF6 test to identify patients at risk of coronary heart disease that is reduced with statin therapy.

•

In September, the United States Patent and Trademark Office (USPTO) issued United States Patent 7,799,530 to Celera relating to methods of determining heart attack risk by detecting the KIF6 gene variant and reduction of such increased risk by statin therapy.

•

In August, the USPTO issued United States Patent 7,781,168 to Celera relating to methods of determining heart attack risk by detecting the Ile4399Met genetic polymorphism in the protease-like domain of LPA.

•	Scientific Developments

•

In October, one of Celera’s collaborators presented preliminary data from a selected genetic subgroup of the JUPITER trial showing that rosuvastatin calcium (Crestor®) was equally effective at reducing cardiovascular clinical events among those with and without the KIF6 gene variant. The preliminary data indicate that in a low risk, primary prevention population, both carriers and noncarriers of the KIF6 gene variant received the same benefit in the JUPITER trial, suggesting that the effects of rosuvastatin may be different than those previously observed with two other statins in genetic studies of randomized clinical trials.

•

In August, Celera published a review article in the American Journal of Cardiology on the KIF6 gene variant as a predictor of risk of coronary heart disease (CHD) and reduction of CHD events from statin therapy. This review of multiple studies of over 50,000 people included a meta-analysis of 7 prospective studies showing that a variant of the KIF6 gene is strongly associated with increased risk of CHD. These included the results of genetic studies of 4 landmark prospective, randomized clinical trials, in which it was found that statin therapy significantly reduced CHD events in KIF6 719Arg carriers, but not in noncarriers.

In contrast, an article on case-control studies that described a lack of association between KIF6 and coronary artery disease (CAD) was published in the Journal of the American College of Cardiology. However, it did not

CELERA CORPORATION REPORTS THIRD QUARTER 2010 RESULTS

investigate the association between KIF6 and statin benefit, and the results are subject to fundamental biases that limit any comparison to the previous prospective studies that found an association between KIF6 and CHD.

Outlook for 2010

Celera anticipates that its 2010 financial performance may be affected by a number of factors, including acceptance and utilization of its testing services and diagnostic products, reimbursement rates and practices, economic pressures and healthcare reform generally, adverse results from pending or future lawsuits, private action or government investigation, and competitive pressures, including disruption to the business as a result of the departure of sales representatives identified in the now settled litigation with a competitor. Subject to the additional inherent risks and uncertainties that may affect Celera’s financial performance, which are detailed in the Forward-Looking Statements section of this release, Celera expects the following for 2010:

•	Total revenues are anticipated to be $129 - $134 million, compared to the prior outlook of $135 - $145 million.

•	Gross margin, as a percentage of revenue, is anticipated to be 63% - 67%, unchanged from the prior outlook.

•

SG&A expenses are anticipated to be $85 - $90 million, compared to the prior outlook of $85 - $95 million, and R&D expenses are anticipated to be $25 - $27 million, compared to the prior outlook of $25 - $30 million.

•

Celera anticipates a net loss of $24 - $28 million, or $0.30 - $0.34 per share, on a non-GAAP basis, compared to the prior outlook of a net loss of $20 - $25 million, or $0.25 - $0.30 per share, on a non-GAAP basis.

•

Amortization of intangibles relating to acquisitions and the non-cash accretion of discount recorded in interest income, which are excluded in the determination of non-GAAP earnings per share, are expected to be approximately $10 million and $1 million, respectively.

•

Expense associated with equity awards is expected to be approximately $5 million, which represents approximately $0.06 per share included in the determination of Celera’s expected non-GAAP loss per share.

•	Celera expects its cash and short-term investments to be between $310 and $320 million at the end of 2010, unchanged from the prior outlook.

The comments in the “Outlook for 2010” section of this press release reflect management’s current outlook. The Company does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and includes earnings per share adjusted to exclude certain expenses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP

CELERA CORPORATION REPORTS THIRD QUARTER 2010 RESULTS

earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: amortization of purchased intangible assets; restructuring and employee-related charges, including severance expenses; legal and insurance settlements; impairment of intangible assets; non-cash interest income associated with the termination of the Abbott strategic alliance agreement; the tax effect of these items; and discrete tax items including the impact of rate changes and other non-GAAP tax effects. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures. We cannot predict the occurrence, timing or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future calendar periods.

Conference Call & Webcast

A conference call will be held today at 4:30 p.m. (ET) to discuss these results and other matters related to the businesses when Kathy Ordoñez, Chief Executive Officer, and Ugo DeBlasi, Chief Financial Officer, will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial (800) 591-6923, or (617) 614-4907 for international callers, and enter passcode 52178481 at any time from 4:15 p.m. (ET) until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Media and Investors” section on www.celera.com. A digital recording will be available approximately two hours after the completion of the conference call on November 3 until November 17, 2010. Interested parties should call (888) 286-8010, or (617) 801-6888 for international callers, and enter passcode 38130613.

About Celera

Celera is a healthcare business focusing on the integration of genetic testing into routine clinical care through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the “Outlook for 2010” section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “plan,” “will,” “should,” “look to,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Celera’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Celera notes that a variety of factors could cause actual results and experience to differ

CELERA CORPORATION REPORTS THIRD QUARTER 2010 RESULTS

materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of our business include, but are not limited to, the risks and uncertainties that: (1) sales of clinical laboratory tests and diagnostic products are dependent on government insurance programs such as Medicare and private insurance companies accepting the use of those services and products as medically necessary and worthy of reimbursement; (2) sales of clinical laboratory tests and diagnostic products is dependent on the amounts that government and private payors will pay for the services and products, and these amounts may be reduced in response to ongoing efforts by these payors to control healthcare costs; (3) revenue generated from the sale of clinical laboratory tests may be negatively impacted by our participating in provider networks; (4) Medicare contracting reforms could change reimbursement rates for our clinical laboratory tests; (5) our business could be adversely impacted by healthcare reforms that focus on reducing healthcare costs and/or do not recognize the value of diagnostic testing; (6) competition in the healthcare and lab services industries is intense and evolving and our product candidates may never result in a commercialized product or achieve the sales goals we expect; (7) we are unable to collect receivables, or to timely or accurately bill for our services; (8) we may not be able to maintain the necessary intellectual property protections to compete effectively or may become involved in expensive intellectual property proceedings; (9) we may be subject to competition in our diagnostic products business from Life Technologies following our split-off from Applied Biosystems (now Life Technologies); (10) we may be subject to liabilities and restrictions relating to our split-off from Applied Biosystems (now Life Technologies), including as to indemnification obligations; (11) macroeconomic conditions may harm our business, including by slowing our collections and increasing our allowance for doubtful accounts; (12) we are subject to extensive federal and state laws and regulations in our clinical laboratory testing business and products business and violations of such laws and regulations or changes in such laws and regulations could harm our operating results and financial condition; (13) we rely on single source suppliers or a limited number of suppliers of instruments and key components of our products; (14) our business could be harmed as a result of the U.S. Food and Drug Administration interpretations of the regulations governing the sale of Analyte Specific Reagents because the interpretation may require regulatory clearance or approval for some existing products that to date have been sold without clearance or approval; (15) the FDA draft guidance on a new class of complex laboratory-developed tests may require our clinical laboratory and our licensees to obtain regulatory clearance or approval before it or they can perform these tests; (16) our scientific discoveries may not be replicated in studies by other investigators, which may negatively impact the acceptance of, or reimbursement for, our diagnostic products and testing services; (17) we are dependent on Abbott Molecular to commercialize our diagnostic products and may be unable to maintain this relationship; (18) our business may be disrupted as a result of the departure of sales representatives identified in the now settled litigation with a competitor; and (19) payors we expect to refund in connection with our review of the orders for additional testing performed on samples previously received and processed by BHL may make additional claims for money, including penalties, or may seek other remedies. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our Annual Report on Form 10-K. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of subsequent events.

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® Crestor is a registered trademark of Astra Zeneca

Copyright© 2010. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.

CELERA CORPORATION REPORTS THIRD QUARTER 2010 RESULTS

CELERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
Net revenues	$31.5	$40.0	$95.5	$127.1
Cost of sales	11.6	12.7	35.3	40.1

Gross margin	19.9	27.3	60.2	87.0
Selling, general and administrative	20.6	22.6	66.2	89.0
Research and development	6.1	6.2	19.1	21.3
Amortization of purchased intangible assets	2.6	2.6	7.7	7.7
Employee-related charges, asset impairments and other	1.0	3.7	1.2	4.3
Legal and insurance settlements	(0.8)	1.0	(3.6)	1.0
Impairment of intangible assets	—	—	—	15.7

Operating loss	(9.6)	(8.8)	(30.4)	(52.0)
Interest income, net	1.2	1.4	3.6	5.2

Loss before income taxes	(8.4)	(7.4)	(26.8)	(46.8)
(Provision) benefit for income taxes	(0.1)	—	(0.3)	6.3

Net loss	$(8.5)	$(7.4)	$(27.1)	$(40.5)

Net loss per share
Basic and diluted	$(0.10)	$(0.09)	$(0.33)	$(0.50)

Weighted average number of common shares (in thousands)
Basic and diluted	82,028	81,860	81,997	81,805

CELERA CORPORATION REPORTS THIRD QUARTER 2010 RESULTS

CELERA CORPORATION

REVENUES BY SEGMENT FROM EXTERNAL CUSTOMERS

(Dollar amounts in millions)

(Unaudited)

	Three months ended
	September 25, 2010	September 26, 2009	Change
Lab Services	$20.4	$24.2	(16%)
% of total revenues	65%	61%
Products	9.1	10.0	(9%)
% of total revenues	29%	25%
Corporate	2.0	5.8	(66%)
% of total revenues	6%	14%

Total revenue	$31.5	$40.0	(21%)

	Nine months ended
	September 25, 2010	September 26, 2009	Change
Lab Services	$57.5	$77.9	(26%)
% of total revenues	60%	61%
Products	29.9	30.1	(1%)
% of total revenues	31%	24%
Corporate	8.1	19.1	(58%)
% of total revenues	9%	15%

Total revenue	$95.5	$127.1	(25%)

CELERA CORPORATION REPORTS THIRD QUARTER 2010 RESULTS

CELERA CORPORATION

RECONCILIATION OF GAAP AMOUNTS TO NON-GAAP AMOUNTS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
GAAP net loss	$(8.5)	$(7.4)	$(27.1)	$(40.5)
Amortization of purchased intangible assets	2.6	2.6	7.7	7.7
Impairment of intangible assets	—	—	—	15.7
Employee-related charges, asset impairments and other	1.0	3.7	1.2	4.3
Legal and insurance settlements	(0.8)	1.0	(3.6)	1.0
Non-cash interest income	(0.2)	(0.2)	(0.7)	(0.7)
Tax effect of the reconciling items above	—	—	—	(6.4)
Effect of state tax rate change	—	—	—	(0.1)
Other non-GAAP tax effects	0.1	—	0.3	0.2

Non-GAAP net loss	$(5.8)	$(0.3)	$(22.2)	$(18.8)

Diluted net loss per share
GAAP	$(0.10)	$(0.09)	$(0.33)	$(0.50)
Non-GAAP	$(0.07)	$—	$(0.27)	$(0.23)

Weighted average number of common shares used to calculate (in thousands)
GAAP and non-GAAP diluted net loss per share	82,028	81,860	81,997	81,805